Exhibit A

JOINT FILING STATEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to herein) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of Canoo Inc., a Delaware corporation, and that this Agreement may be included as an exhibit to such joint filing. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

I, the undersigned, hereby express my agreement that the attached Schedule 13D (and any amendments thereto) relating to the Common Stock of Canoo Inc. is filed on behalf of each of the undersigned.

Date: May 21, 2021

AFV Partners SPV-4 LLC

By:	/s/ Tony Aquila
Tony Aquila, President and Chief Executive Officer

AFV Management Advisors LLC

By:	/s/ Tony Aquila
Tony Aquila, Managing Member

AFV Partners LLC

By:	/s/ Tony Aquila
Tony Aquila, Manager

/s/ Tony Aquila
Tony Aquila